Exhibit 99.2

National Security Solutions

Investor Fact Sheet	November 2004

MARKET SNAPSHOT (as of November 5, 2004)

NYSE:	TTN
52-WEEK PRICE RANGE:	$11.15-$21.99
RECENT PRICE:	$75.42
FISCAL YEAR:	December
ANNUALIZED RUN RATE:	$2.1 Billion
MARKET CAP:	$1.31 Billion
SHARES OUTSTANDING (DILUTED):	86.2 Million
FLOAT:	82.1 Million
AVERAGE DAILY VOLUME:	615,600
INSTITUTIONAL OWNERSHIP:	77.6%
BOOK VALUE: *	$3.81

* Per September 30, 2004, Form 10-Q

Company Overview

Based in San Diego, The Titan Corporation is a leading provider of intelligence and communications solutions for the U.S. Department of Defense, the intelligence community and other federal government agencies. Titan is a “pure-play,” $2 billion solutions provider, operating in the core areas of national security priorities. Founded in 1981, Titan has deep and longstanding relationships with key federal agencies and is working on over 2,000 contracts, covering all of the armed services and a majority of the intelligence and civilian federal agencies. The company’s backlog was $6.0 billion at September 30, 2004—about three times the current revenue run rate. Titan currently has nearly 8,900 personnel with security clearances.

Market Focus

Titan’s diverse range of systems solutions, services and specialized information and communications products serves four synergistic markets:

• C4ISR (Command, Control, Communications, Computers, Intelligence, Surveillance and Reconnaissance) — C4ISR is Titan’s core capability and it focuses primarily on the Command, Control, Communications, Computers and Intelligence arenas. Titan’s expertise involves developing, integrating, deploying and supporting intelligence and communications systems across the DoD and intelligence agencies. C4ISR programs are among the fastest growing portion of the DoD budget.

• Homeland Security — Titan has a strong track record of providing homeland security and counter-terrorism services dating back to the mid-1980s. Since the events of 9/11, this market thrust has grown to comprise 63 contracts—up from 10 contracts before the terrorist attacks. Examples of Titan’s activity in this area includes providing training for first responders to address disasters and Weapons of Mass Destruction situations, vulnerability and continuity of operations assessments, and services supporting the securing of America’s borders.

• Transformation Programs — Transformational programs involve developing new military systems and capabilities that address today’s dynamic national security challenges. These new systems are designed to be affordable and rapidly deployable by military commands. This market thrust represents a significant growth opportunity for Titan in the years ahead.

• Enterprise Information Technology — EIT involves designing, integrating and supporting mission-critical, internal communications infrastructures across government agencies. Titan’s EIT business is capitalizing on increasing federal government trends toward outsourcing, vendor program consolidation and system upgrades.

Business Strategy

Titan’s business strategy is focused on delivering national security solutions to our U.S. Government customers, and includes the following primary goals:

1)  Provide full life-cycle support to customers — Titan provides value-added, end-to-end solutions to our national security customers. These solutions include research and development, design, systems assembly and integration, installation, test, logistics support, program management support, maintenance and training. The company also provides complete solutions to government agencies with sophisticated information systems.

2)  Continue to capture key roles on long-term programs and win the recompetition of existing business — During the First nine months of 2004, approximately 80% of Titan’s revenue was derived from a prime contractor position.  Our long-term contracts typically average five years in length, and Titan has never had a contract terminated for default.  In addition, approximately 83% of revenue derived from Titan’s existing contracts are under either “cost reimbursable” or “time and materials” terms, offering lower risk and higher predictability compared to fixed-price contracts.

Titan currently enjoys high-win rates on recompetes — exceeding 95% in 2004. The company’s strategy is to continue providing outstanding contract performance, which we will use to expand our business and win our recompetes.

3)  Aggressive, yet disciplined bidding on new procurements — Titan has successfully employed technological differentiators, economies of scale and a proven business development process to win large federal procurements. During the past 11 quarters, Titan’s book-to-bill ratio has exceeded 1.0:1, and averaged 1.8 to 1.  In 2004, Titan has won 13 of 17 procurements — with each having a potential revenue value in excess of $100 million, increasing our overall win rate—based on dollars-bid to dollars won—to 79 percent to date in 2004. In 3Q:04, Titan reported bookings of $1 billion and backlog of $6.0 billion, of which $764 million was fully funded.

4)  Improve profits, generate cash and reduce debt — Titan’s continued revenue growth creates economies of scale and leverages our existing cost base. In addition:

•                  Titan will continue to seek and train personnel to bid, negotiate and execute contracts having opportunities for higher margins.

•                  Titan’s deep and experienced management team has P/L responsibilities for their respective business areas and are incentivized to achieve Titan’s financial and operating goals.

•                  The company actively pursues opportunities to streamline G&A functions, IT operations and facilities to reduce operating expenses.

•                  Low capital expenditure requirements (approximately 1% of revenue) and net operating loss tax carry forwards equate to strong cash flow for debt reduction.

Titan has set long-term growth targets for revenue and operating margins to generate free-cash flow to be used for paying down debt. In 2005, Titan projects reducing variable interest-rate debt by at least $50 million from free-cash flow.

Investment Summary

• Strong Industry Fundamentals — According to the Congressional Budget Office, defense spending will have a
4% annual CAGR from Fiscal Years 2005-2009. Furthermore, industry analysts project that network-centric information operations and intelligence gathering and processing – key components of Titan’s core business – will enjoy significantly higher growth rates during the same period.

• Strong Revenue Growth — Titan reported a year-to-date growth rate in national security solutions of 17%, driven by strong demand for C4ISR systems and services and homeland security and enterprise IT services for military and intelligence customers.

• Diversified, Highly Stable Customer Base —Approximately 98% of Titan’s estimated 2004 revenues will be derived from U.S. government customers, including the military services (62%); Intelligence and other DOD agencies (22%), and DHS and federal civilian agencies (12%).

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this document that are not historical facts are forward looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. These forward looking statements relate to future events or our future financial and/or operating performance or our strategies, plans or estimates. Such statements are subject to risks and uncertainties that could cause our actual results to differ materially from those set forth or implied by the forward looking statements. These risks and uncertainties include the risks associated with our dependence on continued funding of the U.S. Department of Defense and federal civilian agency programs; contract termination and non-renewal risks; risks related to the uncertain outcome of the pending or future FCPA investigations or proceedings and other risks described in our filings with the Securities and Exchange Commission.